Bel Air Investment Advisors LLC

&

Bel Air Management, LLC

Code of Ethics

&

Trading Policies and Procedures

Dated: February 2015

Code of Ethics and Trading Policies and Procedures Bel

Air Investment Advisors LLC and Bel Air

Management, LLC

Statement of General Principles

Bel Air Investment Advisors LLC and Bel Air Management, LLC (collectively, “Bel Air”) have established this Code of Ethics and Trading Policies and Procedures (“Code”) in accordance with their respective obligations under the Investment Advisers Act of 1940 (“Advisers Act”) and in evidence of their commitment that all employees conduct their activities generally, and their personal securities trading in particular, in a manner consistent with Bel Air’s high ethical standards and fiduciary responsibilities to clients.

Bel Air, its principals and employees have a fiduciary obligation to clients. That obligation has been described to mean that an investment adviser owes:

“...clients undivided loyalty, and is prohibited from engaging in [any] activity in conflict with the interest of any client. A breach of an adviser’s fiduciary obligations constitutes a violation of the antifraud provisions of the Advisers Act. This fiduciary obligation imposes on an adviser a duty to deal fairly and act in the best interest of it clients.”

The responsibilities Bel Air assumes as a fiduciary will guide its practices, policies and procedures.

What is the Code?

The Code is the policy statement that Bel Air has adopted that sets forth Bel Air’s commitment to upholding the highest ethical standards in our dealings with our clients, business associates, and each other. In addition, the Code governs conduct of employees in their advisory activities and as to their personal securities transactions. It is designed so that employees conduct their personal securities transactions in a manner so that they do not create an actual or potential conflict of interest with Bel Air’s or any affiliates’ business or fiduciary responsibilities. In addition, the Code establishes standards that prohibit trading or recommending of securities based upon material, non-public information or the tipping of such information to others.

While Bel Air’s Chief Compliance Officer (the “CCO”) monitors compliance with the Code in consultation with Bel Air’s supervisory personnel, it is in the first instance the responsibility of each employee to conduct his or her activities in a manner that is consistent with the principles and policies contained in this Code. Failure to comply with the Code could result in company-imposed sanctions (up to and including termination of employment), and possible criminal and civil liability, depending on the circumstances.

This Code and the statements contained herein are not intended to be a comprehensive list of “do’s” and “don’ts” but rather to set forth in writing Bel Air’s policy and commitment to conducting its activities in the accordance with the highest ethical standards. If you encounter or are presented with a situation in which the appropriate course of conduct is unclear, you should consult with your supervisor or a Compliance Officer.

In the event that you become aware of any potential or actual violation of the Code, you must report the incident, as well as the attendant facts and circumstances, to the Chief Compliance Officer. This reporting, which must be accompanied by sufficient detail to permit the commencement of an appropriate inquiry or investigation, may be accomplished through an anonymous report to the office of the Chief Compliance Officer.

Bel Air expressly prohibits any retaliation or attempted retaliation against any employee for reporting in good faith alleged violations of its policies and procedures, including the Code of Ethics.

Policies

General Standard of Conduct

Bel Air is committed to maintaining the highest legal and ethical standards in the conduct of our business. We have built our reputation on client trust and confidence in our professional abilities and our integrity. As fiduciaries, we place our clients’ interests first and above our own. Conduct in accordance with this commitment, which includes complying with the federal securities laws, is the responsibility of our firm and every one of our employees.

In accordance with this commitment to conducting business activities in a manner consistent with the letter and spirit of all applicable legal and regulatory requirements, Bel Air has established as its policy and practice that the interests of our clients are to come first, but in all circumstances subject to our legal and ethical obligations.

Consistent with the above, all employees of Bel Air must act in good faith and in the best interests of Bel Air and its clients. No person may represent Bel Air in any transaction, conduct or course of dealing (including receipt of any gift) if an outside or personal business interest or relationship might compromise or otherwise adversely impact the person’s ability to represent Bel Air’s and its clients’ interests fairly, objectively, and impartially. In the management of client accounts Bel Air will use reasonable care and prudent judgment, and provide investment advice and guidance that is suitable for the client, taking into consideration the client’s investment objectives, risk tolerance, and financial circumstances.

Personal Securities Trading

The Code obligates all employees to conduct their personal securities trading in a manner consistent with our obligations to our clients. In addition, pursuant to the Code, all employees must annually report their securities holdings. Generally, employees would not be required to undertake additional reporting if their accounts are held at Bel Air Securities or they have received approval from the CCO to maintain accounts elsewhere (and have arranged for the supply of duplicate account statements). If, however, there are any transactions in Reportable Securities, as defined below, for which documentation has not previously been supplied to Compliance, the employee must report such transactions at least quarterly.

The following is a summary of Bel Air’s guidelines in connection with its obligation to supervise employee trading practices.

1.	The interests of Bel Air’s clients and their accounts always take precedence. Therefore, no employee shall in connection with the purchase or sale (directly or indirectly) of a Security (defined below):

a.	employ any device, scheme or artifice to defraud a client or an account;

b.	make any material misstatement to a client or an account or omit any material fact in any statement to a client or an account where such omission would tend to make the statement misleading;

c.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client or an account; or

d.	engage in any manipulative practice with respect to a client or an account.

The above prohibited activities shall at all times include, but shall not be limited to, the following:

i.	purchasing or selling securities on the basis of material, non-public information;

The definition of “Material Information” follows:

Information the dissemination of which would have a substantial impact on the market price of the company’s securities, or is likely to be considered important by reasonable investors in determining whether to trade in such securities. Examples of the type of information that might be “material” would include the following: earnings estimates or changes in previously released earnings estimates, merger or acquisition proposals, major litigation, significant contracts, dividend changes, or extraordinary management developments.

Non-public Information is defined as: information that has not been widely disseminated to the investing public. Information found in a report filed with a regulatory agency, such as the SEC, or appearing in news releases or publications that are widely circulated is not considered “non-public.”

For the purposes of an employee’s personal securities trading, nonpublic information should also be deemed to include information regarding or about Bel Air’s intended securities recommendations or transactions on behalf of client accounts, as well as client securities holdings and transactions. Employees, therefore, are expressly precluded from using information regarding any intended or recommended transaction or information as to client holdings in connection with his or her securities trading. An employee may, as provided below, trade in the same securities that a client owns or purchases, provided that such trade is in accordance with the terms of the Code.

Further, any employee in possession of material, non-public information (as defined above — excluding information regarding client holdings and transactions) must immediately notify and provide such information to a Compliance Officer. Failure to do so will be a violation of the Code. If there is any doubt whatsoever about whether you might have such information, you must bring the information to the attention of a Compliance Officer.

ii.	purchasing or selling, knowingly, directly or indirectly, securities in such a way as to compete personally in the market with a client or an account, or acting personally in such a way as to injure a client’s or an account’s transactions; and

iii.	using knowledge of securities transactions by a client or an account, including securities being considered for purchase or sale, to profit personally, directly or indirectly, by the market effect of such transactions.

2.	With certain limited exceptions described below, when a client and an employee have executed transactions in the same security and on the same side of the market on the same day, the employee will be allocated the less favorable price.

The definition of “Security” or “Securities” shall have the meaning set forth in Section 2(a)(18) of the Advisers Act provided that “Security” shall not include direct obligations of the government of the United States. Transactions in mutual fund shares are also excluded from the Personal Securities Trading policies of the Code.

This definition of “Security” includes, but is not limited to: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege on any Security (including a certificate of deposit) or on any group or index of securities including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known, as a “Security”, or any certificate of interest or participation in temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Further, for the purpose of this Code, “Security” shall include any commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices. Any questions as to whether a particular investment constitutes a “Security” should be referred to a Compliance Officer.

Exceptions: The CCO, at his or her sole discretion, may permit transactions where an employee receives a more advantageous price than the price obtained for an advisory client in a transaction executed on the same day. This discretion will generally be exercised when the Compliance Officer determines that Bel Air’s high ethical standards will not be compromised and (i) the net difference is de minimis (i.e., less than $200); (ii) the advisory client transaction is executed in the client’s brokerage account and was unsolicited; (iii) the client trade was placed by a sub-adviser (i.e., on the Bel Air Multi-Manager Platform) and the employee had no prior knowledge of or influence on the sub-advisory transaction; or (iv) the client transaction was executed in the same security and on the same day was executed pursuant to a directed brokerage arrangement through the directed broker-dealer. In no circumstance, however, can the employee’s possession of information regarding client transactions or holdings (including intended recommendations) be used to benefit the employee in any manner. The CCO may exercise his/her discretionary authority in other circumstances, on a case-by-case basis.

Bel Air has adopted a policy permitting its employees and family accounts over which Bel Air employees hold discretionary authority to invest in Bel Air equity strategies (“Employee Accounts”). When an Employee Account is invested in such a strategy and managed in the same or substantially the same manner as client accounts in that strategy, the Employee Account will be able to retain a price that is more favorable than that obtained by a client if the conditions set forth below are satisfied. The subject transaction(s) in the Employee Account must be: (1) in connection with an order across the entire or substantially the entire strategy (e.g., investing new money or selling a portion of the portfolio to raise funds); (2) in no way timed to seek to take advantage of client transactions or trading across the equity strategy (e.g., an increase or decrease in the model); and (3) in connection with an investment equal to or less than $1 million across the entire or substantially the entire strategy. (In the event that an Employee Account seeks to invest or sell more than $1 million, such transaction(s) will be handled on a case-by-case basis but in all events in accordance with the policy that client accounts will not be disadvantaged.)

An illustration serves to highlight the policy. An Employee Account seeks to invest in the US Equity strategy and therefore places a buy order in the stocks and amounts reflecting the model portfolio. Later that day, a client invests additional money in the that strategy. The two trading decisions were independent of each other but happened to be on the same day. Given the types of securities involved and that such trades lack market impact, if the Employee Account were to obtain a more favorable price than that obtained by the client, the Employee Account will be able to retain such price.

3.	No employee may “front-run” a pending trade or allocation strategy designed for the benefit of Bel Air’s clients and their accounts. In that regard, employees are precluded from trading in any security that is being actively considered for investment or for sale upon the recommendation of Bel Air. In the event that a client directs the investment or sale of a security, an employee trade on the same side of the market on that same day will be reviewed in light of the exceptions noted above.

4.	Under no circumstance may an employee cross securities with a client.

5.	Other restrictions:

a.	Trading in any securities of issuers identified on the firm’s watch/ restricted list (without pre-approval of the CCO).

b.	Each of the following activities by an employee is restricted:

i.	purchasing securities in an initial public offering;

ii.	participation in a private offering (e.g., offerings of securities not registered with a regulatory agency, such as the SEC, stocks of privately held companies, private placements and non-publicly traded limited partnerships) without prior written consent from the Compliance Officer by use of the form attached hereto as Appendix A or other approved form. (Note: for private placements that are on the firm’s multi-manager platform, no additional form is necessary.)

iii.	participation in a private offering and failing to disclose either the investment or any subsequent conflicts of interests to a Compliance Officer. An example of this would be a portfolio manager purchasing Securities of an issuer in a private offering (with approval as detailed in 2(b) (ii) above) and then causing an associated portfolio to purchase Securities of the issuer without disclosing this conflict of interest;

iv.	using any derivative, or using any evasive tactic, to avoid the restrictions of this Code;

v.	serving as a director of a publicly- traded company without the prior approval of the CCO and Senior Managing Director.

Equity Order Pre-Clearance

All employees will be required to pre-clear all equity and option orders prior to submission to the equity-trading desk.

Approvals will be granted only in accordance with the terms of this Code. Approvals will not be granted when an order (1) competes with pending client orders or recommendations, (2) is for a security under active consideration for recommendation for client accounts, (3) would otherwise generally disadvantage a client, or (4) the security is on Bel Air’s Watch/Restricted List (absent approval of the CCO, as provided below).

The pre-clearance responsibilities and personnel are contained in Appendix B.

There is no requirement to pre-clear fixed income or mutual fund transactions.

The employee seeking to trade in equity securities is responsible for preclearance and for obtaining the required approvals prior to placing an order. The approvals must be evidenced by initialing the trade ticket, which then may be presented to the equity-trading desk. The equity-trading desk may not process a trade ticket without such approval evidenced.

The CCO must review and pre-clear any order for the purchase or sale of a security on the Watch/Restricted List. If an employee seeks approval to effect a transaction in a security listed on the firm’s watch/restricted list, the employee must provide the CCO with a written request (in the form attached Appendix D) reflecting the reason for the transaction, the number of shares for which approval is sought, the number of shares owned by the employee after the transaction and whether the employee is in possession of material, non-public information regarding the issuer or as to any intended client order or trade. The CCO will review the written request in making a determination as to whether to approve or reject the order.

In addition, Bel Air, through a Compliance Officer, reserves the right to break or reverse a trade deemed not consistent with Bel Air’s ethical standards or letter or spirit of the Code.

Accounts to be Held at Bel Air

In order to be effectively monitored, all employee accounts and the accounts in which an employee has Beneficial Ownership or in which the employee has trading or discretionary authority must be carried on the books of Bel Air Securities or other brokerage firm designated by the CCO. New employees will be given a reasonable period of time (typically 45 days) to transfer any existing accounts.

The only exceptions to this policy are:

1.	Accounts that are invested only in mutual funds (e.g. Insperity sponsored 401(k) plan), or

2.	Accounts for which the employee has obtained prior approval to either transfer to another broker-dealer or approval has been granted to keep the account with their existing broker-dealer. As a condition for such approval, the employee will be responsible for ensuring that duplicate confirmations and statements are forwarded to a Compliance Officer, who will maintain a list of these accounts and document the rationale for the exception.

It is the responsibility of all employees to comply with their obligation to transfer any accounts to Bel Air Securities or other brokerage firm designated by the CCO. Any request for an exception to this policy must be submitted in writing to the CCO.

Securities Reporting Requirements

As directed below, all employees must report their “Reportable Securities” holdings annually as provided below.

In the event that all transactions in such securities are reflected in account statements provided to Compliance (either through an account at Bel Air Securities or other broker approved by the CCO), there is no additional reporting requirement. If, however, the employee has transactions in Reportable Securities that are not contained in such documents, particularly interests in any private placement for which prior approval was not sought and obtained, the corresponding employee must report such transactions to Compliance immediately following (i.e., within 30 days) the end of the quarter for which there are any such transactions. The form for reporting is attached in Appendix C.

“Reportable Securities” are all securities except: (1) direct obligations of the Government of the United States; (2) money market instruments; (3) shares of money market funds; (4) shares of other mutual funds; and (5) shares of unit investment trusts that invest exclusively in one or more non-affiliated open-end funds (“Reportable Securities”). An employee is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the employee’s household.

Initial and Subsequent Securities Holding Reports

Within 10 days of becoming an employee of Bel Air, each person must supply a complete report of his or her security holdings in Reportable Securities to a Compliance Officer.

In addition, each employee must annually report his or her security holdings in Reportable Securities within 30 days of the end of each calendar year. Of course, if all of the employee’s securities holdings are through his or her account at Bel Air Securities, or brokerage designated by the CCO (or Bel Air managed Fund), no additional reporting is needed (except to confirm annually that the employee has complied with the Code). In the event additional reporting is required, the report may take the form of brokerage or other account statements, together with an acknowledgement in the form attached as Appendix C, that such statements reflect all of the employee’s holdings in Reportable Securities.

Quarterly Transaction Reports

In addition, and no later than 30 days after the end of each calendar quarter, every employee shall report to the Compliance Officer, the following information:

1.	With respect to any transaction during the quarter in a Security in which the employee had any direct or indirect Beneficial Ownership:

a.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

b.	The nature of the transaction, (i.e., purchase, sale, or other type of acquisition or disposition);

c.	The price of the Security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which transaction was effected; and

e.	The date that the report is submitted by the employee.

2.	With prior approval from the Compliance Officer, any account established by the employee in which any Securities were held during the quarter for the direct or indirect benefit of the employee:

a.	The name of the broker, dealer, or bank with whom the employee established the account;

b.	The date the account was established; and

c.	The date the report is submitted by the employee.

Again, if all of the employee’s securities transactions are through his or her account at Bel Air Securities, or brokerage designated or approved by the CCO (or Bel Air managed Fund), no additional reporting is needed. In the event additional reporting is required, which may take the form of brokerage or other account statements, together with an acknowledgement in the form attached as Appendix C, that such statements reflect all of the employee’s transactions in Reportable Securities. Employees are reminded to pay particular attention to transactions or holdings in private placements.

Exceptions to Securities Reporting Requirements

1.	Accounts that are invested only in open-end mutual funds of the Insperity sponsored 401(k) plan; and

2.	An employee need not make a report with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control. Caution: This reporting exception applies only to assets held in a blind trust. It does not relieve the employee from the reporting requirements where the employee has merely granted or assigned discretionary authority to a third party.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. Transactions by employees in Securities contained in self-directed pension brokerage accounts and self-managed brokerage accounts (SMBA) are included in any reporting or pre-screening clearance requirements.

Annual Certification

All employees must certify annually that he or she has read, understands and recognizes that he or she is subject to the Code. In addition, all employees must certify annually that he or she has complied with the Code and has disclosed and reported all holdings in Reportable Securities and personal securities transactions required to be disclosed or reported, as provided herein.

Exem ptive Relief

An employee who believes that aspects of the Code impose a particular hardship or unfairness upon them with respect to a particular transaction or situation, without conferring a corresponding benefit toward the goals of the Code, may appeal to the Compliance Officer for relief from Code provision(s) relating to a particular transaction or ongoing activity or reporting requirement.

If relief is granted, the CCO may impose alternative controls or requirements. Any relief granted in this regard shall apply only to the employee who had sought relief and no other employee may rely on such individual relief unless specifically authorized by the Compliance Officer. The CCO will maintain relevant information to facilitate a review.

Review and Monitoring

As part of Bel Air’s compliance efforts , the Compliance Officer or his or her designee will conduct a review of employee trade tickets and the daily trade blotter.

Should there be a conflict with Bel Air’s stated policies on employee trading practices, the Compliance Officer will take necessary steps to correct the deviation including canceling and correcting the trade, if necessary.

Any exceptions to these policies are permissible if, in the judgment of the Compliance Officer, such a contravention does not compromise Bel Air’s high ethical standards or its overriding obligation to its clients.

Amendments and Acknowledgements

In the event that Bel Air amends the Code, you will be supplied with either a supplement to this document, directions on the posting of the revisions (i.e., to the firm intranet) or a revised Code. You will be asked (and obligated) to acknowledge that you have received the Code, as well as acknowledge in the future when amendments are issued. If you have any questions about any provision in the Code or if a particular course of conduct is unclear or you need guidance, you are encouraged to speak with a Compliance Officer or your supervisor.

Violations and Sanctions

Each person employed by Bel Air must conduct his or her activities in accordance with the letter and spirit of the Code. If any employee becomes aware of an actual or potential violation of the Code, the person must promptly report such matter to the Compliance Officer. This reporting, which must be accompanied by sufficient detail to permit the commencement of an appropriate inquiry or investigation, may be accomplished through an anonymous report to the office of the Chief Compliance Officer.

In addition, Bel Air will monitor compliance with the Code of Ethics and take such action, as it deems appropriate, designed to reasonably ensure compliance.

Upon discovering a violation of this Code, its policies or procedures, the Chief Compliance Officer (or his or her designee) will review take steps deemed appropriate to obtain relevant information and discussion with personnel with information about the matter. The CCO will meet with applicable supervisor personnel and review the information and any findings. The CCO will maintain a file or other documentation reflecting the report/inquiry.

In it is determined that the Code of Ethics has been violated, Bel Air may impose such sanctions, as it deems appropriate, including, among other things, the following:

a letter of censure to the violator;

a monetary fine levied on the violator;

suspension of the employment of the violator; termination of the employment of the violator;

civil referral to the SEC or other civil regulatory authorities determined by Adviser; or

criminal referral — determined by Bel Air.

If Bel Air reasonably determines that the actions of an employee create the appearance of impropriety, it may take such action as it deems necessary, including but not limited to, unwinding a trade and/or disgorgement of profits.

The employee shall be given an opportunity to appeal a decision if he/she believes extenuating facts and circumstances exist.

Other Definitions

“Bel Air” means Bel Air Investment Advisors LLC, Bel Air Management, LLC, and Bel Air Securities LLC (or its successor) and any subsidiary thereof and such other entities as from time to time designated by the CCO.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Access Person has or acquires other than those Securities which are acquired through dividend reinvestment.

Beneficial Ownership generally extends to accounts in the name of:

the employee;

the employee’s spouse;

the employee’s minor children;

the employee’s adult children living in the employee’s home; and

any other relative whose investments the employee directs (regardless of whether he or she resides in the employee’s home).

Beneficial Ownership also includes accounts of another person or entity if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains there from benefits substantially equivalent to those of ownership. Employees should contact the Compliance Officer regarding any questions they may have concerning Beneficial Ownership.

“Compliance Officer” shall mean the persons identified by Bel Air, from time to time, as a Compliance Officer of the firm.

“Control” means the power to exercise a controlling influence over an account.

“Account” or “Accounts” means any individual client account, mutual fund, collective or commingled fund or account, or any other type of account advised or sub-advised by the Adviser.

“Portfolio’ means any investment portfolio of an Account.

“Purchase or Sale of a Security’ includes, among other things, the writing or exercise of an option to purchase or sell a Security.

APPENDIX A

Request for Approval of Privately Offered Security Transaction

In compliance with Bel Air’s Code of Ethics and firm policy, I am providing the following information regarding an investment in a privately offered security either for an account in which I am Beneficial Owner or over which I exercise investment discretion. I am also providing a copy of the offering memorandum or any other documentation pertinent to this transaction.

Unless I advise otherwise, I am making the investment decision as to the purchase of the security. In the case of a pooled investment vehicle, and unless I disclose otherwise, I will be only a passive investor and will not exercise discretion as to any investment made by the vehicle.

Title of entity through which the investment will be made (e.g. joint account, trust)

mount Invested: $

Issuer:

Nature of Business of Issuer:

Structure of Investment (e.g. equity, debt, partnership, etc.):

Please describe in detail any additional information on the nature of the proposed Private Offering Transaction and your involvement in the offering. Describe how and why you were invited to participate in this Private Offering including who solicited you and the nature of the relationship with this person.

pproximate Closing Date:

Do you have any reason to believe that this Private Offering involves any potential conflict of interest with Bel Air or its affiliates?

Yes             No

If yes, please describe:

Do you have any reason to believe that this Private Offering involves any potential conflict of interest with any customers of Bel Air or its affiliates?

Yes            No

If yes, please describe:

REPRESENTATION

The above information is accurate as of the date below. I agree to inform the Compliance Officer immediately in the event that the company in which I am investing is considering going public or distributing publicly-traded securities, and I understand the potential conflicts of interest that can arise from such an event.

I also represent that I am acting for my own or other family-related accounts only. I have received no compensation or remuneration of any kind in connection with this investment which would constitute “selling away” as defined by FINRA rules and regulations.

Signed

Title

Date

Acknowledged:

Date:

APPENDIX B

Pre-clearance Responsibilities and Personnel

Employee	Approval	Back-Up Approval
Rich Freilich	Deborah Dana	Reed Halladay
All other employees	Rich Freilich	Deborah Dana or Reed Halladay

APPENDIX C

Transactions/Holdings Securities Reporting

In compliance with Bel Air’s Code of Ethics and firm policy, I am providing the following information regarding any and all Reportable Securities, as defined in Bel Air’s Code. (Please note that Re portable Securities include interests in limited partnerships, as well as securities that are held by your immediate family members sharing your household.) PLEASE CHECK ALL THAT APPLY

I do not have any holdings in Reportable Securities.

(Note: Although holdings in mutual funds would not needed to be reported, if you are able to buy or sell individual securities through the non-Bel Air account holding the funds you must provide copies of account statements to Compliance.)

I have holdings in Reportable Securities in account(s) at Bel Air Securities (or in a Bel Air affiliated pooled investment vehicle — e.g., ARF or MLP). [Note: If you check only this section, you are confirming that all of your Reportable Securities are reflected in the Bel Air Securities account statements, the Absolute Return Fund, or MLP Fund.]

I have received prior approval from the CCO to maintain an account(s) at a broker firm other than Bel Air Securities. Information and documents as to that account(s), including transactions in the account(s), have been provided to Compliance. Such account(s), together with any account that I maintain at Bel Air Securities, are the only account(s) for which I have reporting responsibility under Bel Air’s Code. Please list the name of institution and account type (i.e., 401k, 529 plan, IRA, etc.)

I have investments in private placements and attached is an Advent/Axys report or other document reflecting those holdings.

By signing below I hereby certify that the above information is true and complete.

By:	Dated:

Printed Name:

APPENDIX D

Request for Approval of Restricted List Transaction

In compliance with Bel Air’s Code of Ethics and the firm policy, I am providing the following information to request approval for the purchase or sale of a security on the firm’s restricted list.

Name of Account:

Name of Security:

Symbol:

Type of Transaction:                        Purchase:                  Sale:

Reason for the Transaction:

Number of shares for which approval is sought:

Number of shares owned by the employee after the transaction:

Please indicate whether you are in possession of any non-public information regarding the issuer, including any proposed or actual transaction as to the issuer’s securities (other than your requested trade):

Yes:                        No:

Signed

Title

Date

Acknowledged and Date: